UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2016

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

525 Market Street, 36th Floor

San Francisco, California 94105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 543-3470

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On July 29, 2016, in Tokyo, Japan (July 28, 2016, in San Francisco, CA), Medivation, Inc.’s collaboration partner Astellas Pharma Inc. (Astellas), reported its financial results for the quarter ended June 30, 2016.

Astellas reported, among other things, that U.S. net sales of XTANDI® (enzalutamide) capsules were $330.3 million for the quarter ended June 30, 2016, an increase of $31.8 million or 11% over the comparable prior year quarter. The year-over-year growth in net sales was driven by an 18% increase in underlying demand, partially offset by a lower net selling price resulting from a higher gross-to-net rate. The higher gross-to-net rate in the second quarter of 2016 was primarily due to a change in payor mix towards more discounted segments, and slightly higher fees to distributors. The gross-to-net rate in the second quarter of 2016 was consistent with the first quarter of 2016 and we expect minimal change to our gross-to-net rate for the remainder of the year. The Astellas-reported U.S. net sales of XTANDI for the quarter ended June 30, 2016 represented a 7% increase over the reported U.S. net sales of $307.6 million for the quarter ended March 31, 2016. There was a price increase for XTANDI in the U.S. on June 28, 2016, which had a negligible impact on net sales for the quarter ended June 30, 2016.

For the six months ended June 30, 2016, as reported by Astellas, U.S. net sales of XTANDI were $637.8 million, an increase of $115.4 million, or 22%, over the comparable prior year period. The growth in net sales over the prior year period was primarily driven by an increase in underlying demand of 25%, partially offset by a higher gross-to-net rate as discussed above.

According to IMS, XTANDI’s share of the U.S. novel hormonal therapy (NHT) market for the quarter ended June 30, 2016 was 51%. As previously disclosed, both Astellas and Medivation recently completed the expansion of their salesforces. Astellas has also disclosed that starting in August 2016, its urology specialty sales team (approximately 150 sales representatives) will begin promoting XTANDI for the treatment of metastatic castration resistant prostate cancer. To date, more than 2,000 urologists have now prescribed XTANDI in the U.S. The Prescription Drug User Fee Act (PDUFA) date for potential inclusion of the TERRAIN and STRIVE studies into the XTANDI label is October 22, 2016.

Medivation is reaffirming its previously issued guidance range for 2016 U.S. net sales of XTANDI, as reported by Astellas, of $1.425 to $1.525 billion.

In its release, Astellas also reported net sales of XTANDI outside of the U.S. for the quarter ended June 30, 2016, expressed in various currencies. Medivation estimates such sales (expressed in U.S. dollars) were approximately $265 million for the quarter, which represents an increase of approximately 41% over the quarter ended June 30, 2015 and 10% over the quarter ended March 31, 2016. For the six months ended June 30, 2016, net sales of XTANDI outside of the U.S. were approximately $504 million, an increase of $183 million or 57% over the comparable prior year period, which was primarily driven by continued growth in underlying demand.

Medivation plans to report its own financial results for the quarter ended June 30, 2016, on August 9, 2016.

Forward-Looking Statements

Certain statements herein, including Medivation’s affirmation of its previously issued guidance range for 2016 U.S. net sales of XTANDI, are forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly, including, without limitation: Medivation’s and Astellas’ ability to sustain growth in revenues for XTANDI despite increasing competitive, reimbursement and economic challenges; the risk that unexpected adverse events could impact sales of XTANDI; the failure of the FDA to approve or a delay in the FDA’s decision on the pending supplemental New Drug Application for XTANDI to incorporate data from the TERRAIN and STRIVE clinical studies into the XTANDI label; the risk of unanticipated expenditures or liabilities; changes in healthcare and pharmaceutical laws and regulations and reimbursement practices; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its quarterly report on Form 10-Q for the quarter ended March 31, 2016 filed on May 5, 2016. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this current report on Form 8-K. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this current report on Form 8-K.

The information in this Item 7.01 is being furnished and shall not be deemed filed for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise stated in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIVATION, INC.

Dated: July 28, 2016	By:	/s/ Jennifer Jarrett
Jennifer Jarrett Chief Financial Officer